EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2007, March 1, 2007 as to the first paragraph of Note 18 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in Registration Statement No. 333-139468 on Amendment No. 6 to Form S-1/A.
/s/ Deloitte & Touche LLP
Seattle, Washington
June 4, 2007